Exhibit 99.1

KINS Technology Group Inc. Shareholders Approve Extension for Consummation of Business Combination to Acquire Workplace Experience Platform

Palo Alto, CA, December 14, 2022 (GLOBE NEWSWIRE) – KINS Technology Group Inc. (“KINS” or the “Company”) (Nasdaq: “KINZ” ,“KINZU” for units “KINZW” for warrants) announced that its stockholders have approved an extension of the date by which the Company must consummate a business combination from December 16, 2022 to June 15, 2023 (or such earlier date as determined by KINS’s board of directors) (the “Extension”) at the special meeting of stockholders held on December 9, 2022 (the “Special Meeting”). The Extension provides KINS with additional time to complete the previously announced proposed business combination (the “Business Combination”) with CXApp Holding Corp. (“CXApp”).

Khurram P. Sheikh, Chairman & Chief Executive Officer of KINS, commented on the results of the meeting: “We are happy to report that more than 99% of the votes cast by our stockholders supported the extension, which will allow us additional time to complete our business combination with CXApp. With this vote of approval, we will continue to work towards completing a successful business combination that we believe will enhance growth opportunities for the business and increase stockholder value for this company.”

KINS Capital LLC, the sponsor, will contribute to the Company as a loan $0.04 for each share of Class A Common Stock that is not redeemed in connection with the stockholder vote to approve the Extension for each month until the earlier of the date of the stockholder meeting held in connection with the stockholder vote to approve the Business Combination, or the date that $225,000 has been loaned.

The Company previously extended the period of time it has to consummate its initial business combination from June 17, 2022 to December 16, 2022.

Business Combination

On September 25, 2022, KINS entered into a definitive business combination agreement pursuant to which it would acquire CXApp and its workplace experience app platform and technologies, indoor mapping, events platform, augmented reality and related business solutions in exchange for 6.9 million shares of KINS capital stock valued at $69 million..  Upon the closing of the Business Combination, which is expected in early first quarter of 2023, the combined company will be re-named CXApp Inc. and plans to list on Nasdaq, under the new ticker symbol, “CXAI.”

About KINS Technology Group Inc.

KINS Technology Group Inc. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. KINS Technology Group is focused on identifying and acquiring transformative technology businesses that are shaping the digital future and creating a new paradigm of communications and computing.

The five pillars of this new paradigm are next generation connectivity, open software, edge-cloud computing, predictive data analytics (AI), and immersive media technologies. We believe the world is at an inflection point and these technologies are accelerating digital transformation across all vertical market segments including IT, industrial, transportation, smart infrastructure, healthcare, education, agriculture, and entertainment.

About CXApp Holding Corp

CXApp is a wholly owned subsidiary of Inpixon® (Nasdaq: INPX), the innovator of Indoor Intelligence®, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion, IioT and the IoT to create exceptional experiences and to do good with indoor data.

Important Information and Where to Find It

In connection with the proposed business combination of Inpixon’s enterprise apps business segment, which will be held by CXApp Holding Corp. (“CXApp”), with KINS (the “Business Combination”) and the distribution of CXApp common stock to Inpixon securityholders, CXApp has filed with the SEC a registration statement on Form S-1 (the “Form S-1”), which includes a preliminary prospectus registering shares of CXApp common stock and KINS has filed with the SEC a registration statement on Form S-4 (File No. 333-267938) on October 19, 2022, as amended on December 6, 2022 (the “Form S-4”), which includes a preliminary proxy statement/prospectus in connection with the KINS stockholder vote required in connection with the Business Combination and the registration of shares of KINS common stock, warrants and certain equity awards. This communication does not contain all the information that should be considered concerning the Business Combination. The final prospectus filed by CXApp will include the final proxy statement/prospectus filed by KINS, which will serve as an information statement/prospectus in connection with the spin-off of CXApp. This communication is not a substitute for the registration statements that CXApp and KINS will file with the SEC or any other documents that KINS or CXApp may file with the SEC, or that KINS, Inpixon or CXApp may send to stockholders in connection with the Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the Business Combination. KINS’s stockholders and Inpixon’s stockholders and other interested persons are advised to read, when available, the preliminary and definitive registration statements, and documents incorporated by reference therein, as these materials will contain important information about KINS, CXApp and the Business Combination. The final proxy statement/prospectus contained in KINS’s registration statement will be mailed to KINS’s stockholders as of a record date to be established for voting on the Business Combination.

The registration statements, proxy statement/prospectus and other documents (when they are available) will also be available free of charge, at the SEC’s website at www.sec.gov, or by directing a request to: KINS Technology Group, Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

Participants in the Solicitation

Inpixon, KINS and CXApp, and each of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from KINS’s stockholders in connection with the Business Combination. Stockholders are urged to carefully read the proxy statement/prospectus regarding the Business Combination when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of KINS’s stockholders in connection with the Business Combination will be set forth in the registration statement when it is filed with the SEC. Information about KINS’s executive officers and directors and CXApp’s management and directors also will be set forth in the registration statement relating to the Business Combination when it becomes available.

No Solicitation or Offer

This communication shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation.

Forward-Looking Statements

This communication contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this communication, including statements regarding the expected timing and structure of the Business Combination, the ability of the parties to complete the Business Combination, the expected benefits of the Business Combination, CXApp’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of, the CXApp technology platform and other technologies, and Inpixon’s expectations regarding the remainder of its industrial IoT business are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Inpixon, CXApp and KINS, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s or KINS’s securities; the risk that KINS stockholder approval of the Business Combination is not obtained; the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the amount of funds available in KINS’s trust account following any redemptions by KINS’s stockholders; the failure to receive certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in general economic conditions, including as a result of the COVID 19 pandemic or the conflict between Russia and Ukraine; the outcome of litigation related to or arising out of the Business Combination, or any adverse developments therein or delays or costs resulting therefrom; the effect of the announcement or pendency of the transactions on Inpixon’s, CXApp’s or KINS’s business relationships, operating results, and businesses generally; the fluctuation of economic conditions; the impact of COVID-19, global conflicts, inflation and other global events on Inpixon’s results of operations and global supply chain constraints; Inpixon’s ability to integrate the products and business from acquisitions into its existing business; the performance of management and employees; the regulatory landscape as it relates to privacy regulations and their applicability to Inpixon’s technology; Inpixon’s ability to maintain compliance with Nasdaq’s continued listing requirements; the ability to obtain financing if needed; competition; general economic conditions; the ability to continue to meet Nasdaq’s listing standards following the consummation of the Business Combination; costs related to the Business Combination; that the price of KINS’s or Inpixon’s securities may be volatile due to a variety of factors, including Inpixon’s, KINS’s or CXApp’s inability to implement their business plans or meet or exceed their financial projections and changes in the combined capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities; and the ability of CXApp to implement its strategic initiatives.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Inpixon’s most recent annual report on Form 10-K, KINS’s registration statement on Form S-1 (File No. 333-249177) and the Form S-4, the Form S-1, the proxy statement/prospectus and certain other documents filed or that may be filed by Inpixon, KINS or CXApp from time to time with the SEC following the date hereof. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Inpixon, CXApp and KINS assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

None of Inpixon, CXApp or KINS gives any assurance that Inpixon, CXApp or KINS will achieve their expectations.

For investor and media inquiries, please contact:

KINS Technology Group Inc.
3000 El Camino Real
Four Palo Alto Square, Suite 200
Attn: Khurram P. Sheikh
khurram@kins-tech.com